UNITED STATES DISTRICT COURT

FOR THE DISTRICT OF NEVADA

OCEANA CAPITOL GROUP LIMITED, Plaintiff, vs. RED GIANT ENTERTAINMENT, INC., a Nevada Corporation Defendant.	Case No.: 3:15-cv-00428-MMD-WGC

[PROPOSED] MEMORANDUM AND ORDER

The Motion for Approval of Stipulation for Settlement of Claims (Doc. 6) of Plaintiff OCEANA CAPITAL GROUP LIMITED ("**Plaintiff**" or "Oceana Capital") came on for hearing on December 17, 2015 before the Honorable Miranda Du, U.S. District Judge presiding. The Court having been presented with a Stipulation for Settlement of Claims (Doc. 5) ("**Stipulation**"), between Plaintiff and Defendant RED GIANT ENTERTAINMENT, INC. ("**Defendant**" or "Red Giant"), considered the Motion and supporting and responding papers, Declaration of Tatenda Gotosa (Doc. 6-1), Declaration of Benny R. Powell (Doc. 6-2), and arguments of counsel, conducted a fairness hearing on the Motion as set forth in the Stipulation, and good cause appearing therefor, the Court grants to Motion for the reasons explained below.

FINDINGS OF FACT AND CONCLUSIONS OF LAW

The Court makes the following Findings of Fact, Conclusions of Law and decision.

FINDINGS OF FACT

Defendant is a Nevada corporation. (*See* Powell Decl. at ¶1.) Defendant is an intellectual property development company in business to produce entertainment properties, including comic book publications that reach over one million readers every week. (*See* Powell Decl. at ¶3.) Defendant's stock is publicly traded on the OTC Pink marketplace under the ticker symbol "REDG." (*Id.*)

Plaintiff is a British Virgin Islands company. (*See* Gotosa Decl. at ¶1.) Plaintiff asserts claims in the sum of $180,288.00. (*See* First Amended Complaint (Doc. 4).) Plaintiff is a creditor of Defendant. Plaintiff purchased $180,288.00 in outstanding accounts receivable from creditors of Defendant, pursuant to the agreements attached as exhibits to the operative First Amended Complaint in this action. (*Id.;* Powell Decl. at ¶4.)

Defendant has acknowledged that the claims held by Plaintiff are bona fide outstanding, resulted from arms-length agreements negotiated in good faith, and that the amounts being settled are currently due debts arising in the ordinary course of business. (*Id.* at ¶5.) Defendant further acknowledges that it is obligated to pay the full amount of the claims without counterclaim or right of offset. (*Id.*)

Plaintiff and its U.S. attorneys, advisors and representatives have worked cooperatively with Defendant and its attorneys and advisors, to reach a mutually-beneficial agreement. (*Id.* at ¶6.) The parties have entered into a stipulation, to settle the outstanding claims in exchange for stock, subject to Court approval following a fairness hearing. (*Id.* at ¶7.) The terms and conditions of the settlement are set forth in the Stipulation for Settlement of Claims (Doc. 5) filed in this action. Defendant's CEO and board of directors have determined that the settlement is fair to Defendant, and in the best interests of its stockholders. (*Id.* at ¶6.)

Trading in Defendant's shares is volatile and unpredictable. (*Id.* at ¶8.) Over the last year, the trading price and volume for the shares have fluctuated substantially. (*Id.*, Exh. "A.")

Accordingly, the Stipulation provides for an adjustment mechanism, whereby the number of shares will be calculated based upon an agreed formula. (*Id.* at ¶7; Gotosa Decl. at ¶5; Stipulation at ¶¶7, 8.) Defendant is a small business with a fairly low stock price, and as such will likely require millions and possibly billions of Defendant's shares to settle the claims, which will be immediately resold by Plaintiff into the public markets. Given the size of the claims relative to Defendant's market capitalization, the settlement will likely result in substantial dilution. However, the alternative for Defendant is to incur a monetary judgment it cannot afford to pay, go out of business or file bankruptcy.

Plaintiff is a highly sophisticated institutional investor who regularly enters into transactions of this type, and is fully aware of the significant risks in exchanging debt for common equity of a small public company that has substantial doubt as to its ability to continue as a going concern. (*See* Gotosa Decl. at ¶6.) Plaintiff can afford a complete loss of its investment, and is willing to accept that risk provided Defendant abides by the terms of the Stipulation. (*Id.* at ¶5.) If Defendant succeeds and performs, there is the potential for Plaintiff to fully recoup its investment and possibly generate a sizable return. Plaintiff is receiving shares that it should be able to sell for more than the amount of the claims. (*Id.*) Plaintiff has analyzed the provisions of the stipulation, company fundamentals and market dynamics, and determined that the negotiated agreement is fair and reasonable, and adequate to settle its claim. (*Id.* at ¶7.)

CONCLUSIONS OF LAW

I. Proposed Settlement

The parties have agreed to settle the claims in this action in exchange for issuance of Defendant's stock to Plaintiff, subject to obtaining the Court approval required by Section 3(a)(10) of the Securities Act of 1933, as amended, 15 U.S.C. § 77c(a)(10), and the comparable provision of Nevada state "blue sky" law, Nevada Revised Statutes § 90.280(6)(c).

Court approval is required because payment for the settlement will be in the form of unregistered shares of Defendant's common stock, and the parties are relying on the state and federal exemptions that allow such stock to be issued without registration if court approval is

obtained. *See ScripsAmerica, Inc. v. Ironridge Global LLC*, 56 F. Supp. 3d 1121, 1132, fn. 16 (C.D. Cal. 2014) ("Because the shares were unregistered, [Defendant] and [Plaintiff] had to obtain court approval under [state] and federal securities laws before a transfer of the stock could take place."). All parties believe that the terms of the settlement are fair and reasonable, as expressed by each party's willingness to enter into the stipulation. There is no objection from any party, and indeed Plaintiff and Defendant jointly ask that the stipulation be approved by the Court.

II. Jurisdiction and Venue

This court has subject matter jurisdiction under 28 U.S.C. § 1332(a)(2), because the amount in controversy exceeds $75,000 and the action is between a citizen of a State and a citizen of a foreign state. Plaintiff is a British Virgin Islands company, and asserts claims in the sum of $180,288.00. Defendant is a Nevada corporation. *See* 28 U.S.C. § 1332(c)(1), *Hertz Corp. v. Friend*, 559 U.S. 77, 93 (2010).

Since Defendant is a Nevada corporation, venue lies in this district under 28 U.S.C. § 1391(b)(1). *See* 28 U.S.C. § 1391(c)(2), *Pacer Global Logistics, Inc. v. Nat'l Passenger R.R. Corp.*, 272 F. Supp. 2d 784, 788 (E.D. Wis. 2003).

III. Background and Purpose of Section 3(a)(10)

Generally, public companies are not permitted to issue their stock, and persons receiving it are not permitted to immediately resell the shares into the public markets, without first filing a registration statement. *See* 15 U.S.C. § 77e(c), 15 U.S.C. § 77d(a)(1). The Securities Act provides an exemption for, "any security which is issued in exchange for one or more bona fide outstanding securities, claims or property interests, or partly in such exchange and partly for cash, where the terms and conditions of such issuance and exchange are approved, after a hearing upon the fairness of such terms and conditions at which all persons to whom it is proposed to issue securities in such exchange shall have the right to appear, by any court…" *See* 15 U.S.C. § 77c(a)(10).

Section 3(a)(10) was adopted as part of the original Securities Act in 1933, and then amended and recodified to "extend the exemption" and ensure broader application, as part of the adoption of the Securities Exchange Act in 1934. *In re Bd. of Directors of Multicanal S.A.*, 340 B.R. 154, 162 (Bankr. S.D.N.Y. 2006). Congress's objective as stated in the legislative history was to address, "complaints that the present act is too drastic, and is interfering with business." 78 CONG. REC. 8668 (1934) (statement of Senator Duncan Fletcher). With regard to the § 3(a)(10) exemption in particular, the purpose was to "substantially extend the present provisions [originally in § 4 of the Securities Act] in order to cover various forms of readjustments of the rights of holders of outstanding securities, claims and property interests, where the holders will be protected by court supervision of the conditions of the issuance of their new securities." *Id.* Congress did not require that the SEC be named as a party in the proceeding or be given notice of the hearing. *Id.* The Congressional intent was for the § 3(a)(10) exemption to fall entirely within the purview of the long-established court system, rather than the newly-created commission. "By the requirement that securities, claims and property interests must be bona fide outstanding, the new section will provide protection against resort to the exemption for the purpose of evading the registration requirements of the act." *Id.* "The primary purpose of the amendment is to make clear that the exemptions accorded extend beyond the particular transactions therein covered, to the security itself." *Id.*

The Section 3(a)(10) exemption is often used to effectuate settlements of claims against public company defendants. *See, e.g. In re Tripath Tech., Inc., Sec. Litig.*, No. C 04 4681 SBA, 2006 WL 1009228, at *2 (N.D. Cal. Apr. 18, 2006) ("The Settlement Shares are to be issued in exchange for bona fide outstanding claims; all parties to whom it is proposed to issue such securities have had the right to appear at the hearing on the fairness of the Settlement; and the Settlement Shares are therefore unrestricted and freely tradeable exempted securities pursuant to Section 3(a)(10) of the Securities Act of 1933, 15 U.S.C. § 77c(a)(10)."); *Adams v. Amplidyne, Inc.*, No. CIV.A. 99-4468 (MLC), 2001 WL 34885324, at *2 (D.N.J. Aug. 15, 2001) (same); *In re Rite Aid Corp. Sec. Litig.*, No. 2:99-CV-1349 SD, 2001 WL 35963382, at *2 (E.D. Pa. Aug. 16, 2001) (same).

The Section 3(a)(10) exemption avoids the time and expense of registering shares and allows for the issuance of shares that are not restricted as they would have been if issued its shares in a private placement." *See* Charles J. Johnson & Joseph McLaughlin, Corporate Finance and the Securities Laws § 1.05[E] (4th ed. 2006 & Supp. 2013) ("Facebook took advantage of Section 3(a)(10) in August 2012 when it obtained a determination from the California Department of Corporations that the terms and conditions of its cash and stock acquisition of Instagram, Inc. were fair to the Instagram shareholders.") *See also* Corporations Fairness Hearings, http://www.dbo.ca.gov/ENF/FairnessHearings ("Fairness hearings provide a fast and cost-efficient alternative to federal registration").

Section 3(a)(10) is preferable to exemptions such as Regulation D because, "it precludes the need to hold the shares for 1 year, and the shares could have been tradable immediately" and assures that the person receiving and immediately reselling the shares is "not an underwriter." *McKim v. NewMarket Technologies, Inc.*, 370 F. App'x 600, 606 (6th Cir. 2010). See also *In re Trade Partners, Inc. Investor Litig.*, No. 1:07-MD-1846, 2008 WL 4911797, at *3 (W.D. Mich. Nov. 13, 2008) ("The stock can be sold immediately, without restriction.").

The statutory prerequisites for an issuer claiming a § 3(a)(10) exemption are as follows: (i) an exchange of securities, claims or property interests; (ii) a hearing on the fairness of the exchange at which all persons to whom the securities will be issued pursuant to such exchange may appear and be heard; and (iii) a finding of fairness and consequent approval by a court or other governmental authority of the terms and conditions of the exchange. *Multicanal*, 340 B.R. at 161.

The SEC has published an interpretive bulletin summarizing the conditions for reliance on the section 3(a)(10) exemption, which also states that: "The Section 3(a)(10) exemption is available without any action by the Division or the [Securities and Exchange] Commission." (*Id.*, p. 2, ¶ 1.). *See* Division of Corporation Finance: Revised Staff Legal Bulletin No. 3 (Oct. 20, 1999); Staff Legal Bulletin No. 3A (Jun. 18, 2008). The "courts are not obligated to give full *Chevron* deference to this staff bulletin," because it is prepared by SEC staff and the § 3(a)(10) exemption falls outside the purview of the SEC. *See Argentinian Recovery Co. LLC v. Bd. of*

Directors of Multicanal S.A., 331 B.R. 537, 550 (S.D.N.Y. 2005) (internal citations omitted), *United States v. Mead Corp.*, 533 U.S. 218, 226-227 (2001) (*Chevron* deference only appropriate when "Congress delegated authority to the agency generally to make rules carrying the force of law, and that the agency interpretation claiming deference was promulgated in the exercise of that authority"). However, "the bulletin provides guidance based on expertise, which should be considered." *Id., see also Trade Partners,* 2008 WL 4911797, at *2 ("Although the Staff Legal Bulletin is not binding on the court, the court finds it to be helpful and persuasive in setting forth factors to be considered in determining fairness for purposes of section 3(a)(10).").

IV. Determination of Fairness of the Proposed Exchange

Fundamentally, the court must find that the proposed issuance and exchange of securities is fair after considering the totality of the evidence. *Trade Partners,* 2008 WL 4911797, at *3. See also *UAW v. Gen. Motors Corp.*, 235 F.R.D. 383, 384 (E.D. Mich. 2006) *aff'd sub nom. Int'l Union, United Auto., Aerospace, & Agr. Implement Workers of Am. v. Gen. Motors Corp.*, 497 F.3d 615 (6th Cir. 2007) ("a district court's role in evaluating a private consensual agreement 'must be limited to the extent necessary to reach a reasoned judgment that the agreement is not the product of fraud or overreaching by, or collusion between, the negotiating parties, and that the settlement, taken as a whole, is fair, reasonable and adequate to all concerned").

The primary consideration to the determination of "fairness" under Section 3(a)(10) is "promoting full disclosure of the information believed to be necessary to the making of informed investment decisions." *Sec. & Exch. Comm'n v. Blinder Robinson & Co.*, 511 F. Supp. 799, 802 (D. Colo. 1981), citing *S.E.C. v. Ralston Purina Co.,* 346 U.S. 119, 124 (1952). As such, the question is whether those receiving shares in settlement "have had a full and fair opportunity to learn everything required to make their decision" such that they can "act in awareness of the risks involved in acceptance … and nothing more is required in the determination that th[e] settlement should be approved." *Id.*

All of the prerequisites for application of the Section 3(a)(10) exemption are met in the instant case. The shares are being exchange for bona fide outstanding claims. (*See* Powell Decl.

at ¶¶4, 5.) Defendant has advised the Court in advance of the hearing that it intends to rely upon the exemption afforded by the statute. *See* 15 U.S.C. § 77c(a)(10). Plaintiff is the only person to receive stock in the exchange, and has the right to appear at the fairness hearing. *Id.*

Plaintiff, together with its professional financial advisors, have extensive knowledge and investment experience such that it is more than capable of protecting its own interests. (*See* Totosa Decl. at ¶6.) Plaintiff's entire business model is to buy and sell securities, including entering into multiple transactions of type provided for in the stipulation. (*Id.*) Plaintiff is "a sophisticated investor, not in need of the protections afforded by registration." *See Ackerberg v. Johnson*, 892 F.2d 1328, 1337 (8th Cir. 1989); *Berckeley Inv. Grp., Ltd. v. Colkitt*, 455 F.3d 195, 215 (3d Cir. 2006) ("shares were sold to a single sophisticated investor"). Defendant is a public company whose Chief Executive Officer and Board of Directors have thoroughly reviewed the proposed settlement with counsel. (*See* Powell Decl. at ¶6.) Plaintiff has had a full and fair opportunity to obtain all of the information it requires to make its investment decision, has conducted its own independent analysis of the market for Defendant's securities, and fully understands both the upside potential and the downside risks inherent in the Stipulation. These factors are sufficient for the Court to find that the negotiated agreement between sophisticated commercial parties is fair. *See Blinder Robinson*, 511 F. Supp. at 802.

V. Consideration of Registration Requirements

If the court approves the exchange as fair, no registration is required under Section 5 of the Securities Act, 15 U.S.C. § 77e, because the issued shares will be entirely exempt from the Securities Act. *See* 15 U.S.C. § 77c(a)(10), *Multicanal S.A.*, 340 B.R. at 162. In addition, no registration is required under Section 15(a) of the Exchange Act, 15 U.S.C. § 77o(a), because Exchange Act registration requirements do not apply to participants in court-approved Section 3(a)(10) exchanges. *See Brucker v. Thyssen-Bornemisza Europe N.V.*, 424 F. Supp. 679 (S.D.N.Y. 1976) (rejecting challenge to approval of Section 3(a)(10) settlement on the grounds that settlement violated the Exchange Act's filing requirements for tender offers because those requirements "were not meant to apply to judicially approved settlement agreements, particularly

in light of the legislative history"), *aff'd sub nom.*, *Brucker v. Indian Head, Inc.*, 559 F.2d 1202 (2d Cir. 1977); *Gilbert v. Bagley*, 492 F. Supp. 714, 731 (M.D.N.C. 1980) ("supervision of the court afforded an extra measure of shareholder protection"). *See also Metlyn Realty Corp. v. Esmark, Inc.*, 763 F.2d 826, 833 (7th Cir. 1985) ("The securities laws were designed to handle transactions in markets" and "do not apply expressly to ... the course of litigation... To the contrary, § 3(a)(10) of the Securities Act of 1933, 15 U.S.C. § 77c(a)(10), exempts from ordinary registration procedures securities issued in an exchange transaction approved by a court. Litigation contains its own safeguards—including discovery, cross-examination, the supervision of a judge, and exposure to prosecution for perjury").

Reselling the freely tradeable shares acquired in a court-approved Section 3(a)(10) exchange does not make the person receiving the shares a dealer that would be required to register. *See ScripsAmerica*, 56 F. Supp. 3d at 1165 (party who received shares in Section 3(a)(10) exchange "was permitted to sell the shares however it pleased; it was not illegal to sell freely transferrable shares in a publicly traded company"). Staff Legal Bulletin No. 3A states that securities issued in court-approved exchanges are immediately free trading, and contains no mention of any possible dealer registration obligation. Requiring parties to court-approved exchanges to register as dealers would effectively eliminate the benefit of the Section 3(a)(10) exemption, which is that the issued securities are "unrestricted and freely tradeable exempted securities." *See Tripath Tech.*, 2006 WL 1009228, at *2. *See also Ackerberg*, 892 F.2d at 1335 (person who was potentially an underwriter involved in a distribution was nevertheless "clearly" not an underwriter); *Acqua Wellington N. Am. Equities Fund, Ltd*, 2001 WL 1230266, at *5 (S.E.C. No - Action Letter Oct. 11, 2001) (statutory underwriter not a dealer); *Gordon Wesley Sodorff, Jr.*, Admin. File Proc. No. 3-7390, 1992 WL 224082, at *5 (Sept. 2, 1992) (dealer means buying and selling regularly in the service of others, rather than self-interestedly for "one's own account"); *Burton Securities*, SEC No-Action Letter, 1977 WL 10680, at *1 (Dec. 5, 1977) ("a person who buys and sells securities for his own account in the capacity of a 'trader' or individual investor is generally not considered to be" required to register as a dealer); *National Council of Savings Institutions*, SEC No-Action Letter, 1986 WL 67129, at *2 (July 27, 1986)

(describing factors that make someone a "trader" rather than a dealer); Guide to Broker-Dealer Registration (April 2008), http://www.sec.gov/divisions/marketreg/bdguide.htm#II (factors to be considered in determining "who is a dealer").

As a British Virgin Islands company, Plaintiff is exempt from registration as a foreign broker-dealer, because the claim acquisition, settlement and exchange submitted to the Court for approval will be effected by Plaintiff selling Defendant's shares through Plaintiff's brokerage accounts at registered broker-dealers. (*See* Stipulation at ¶14.) *See* 17 C.F.R. § 240.15a-6(a)(4)(i) ("A foreign … dealer shall be exempt from the registration requirements of sections 15(a)(1) or 15B(a)(1) of the Act to the extent that the foreign … dealer [e]ffects transactions in securities with or for … [a] registered broker or dealer, whether the registered broker or dealer is acting as principal for its own account or as agent for others.") Accordingly, Plaintiff should not be required to register as a dealer due to the negotiation of the settlement of the claims, the exchange of the claims for shares of stock pursuant to court approval, or the immediate resale of Defendant's shares on the open market. *Id.*

ORDER

In consideration of the foregoing Findings of Fact and Conclusions of Law,

IT IS HEREBY ORDERED AS FOLLOWS:

1. The Stipulation for Settlement of Claims (Doc. 5), incorporated herein by reference, is adopted and approved in its entirety;

2. The Court was advised prior to the hearing on the Motion of Approval of Stipulation for Settlement of Claims (Doc. 6), that Defendant would rely on the exemption of Section 3(a)(10) of the Securities Act of 1933, as amended, 15 U.S.C. § 77c(a)(10), and NRS 90.280(6)(c);

3. Plaintiff owns and holds bona fide outstanding securities, claims and property interests; the terms and conditions of the issuance and exchange for shares of Common Stock of Defendant, as set forth in the Stipulation, are approved after a hearing upon the fairness of such

terms and conditions at which Plaintiff, the only person to whom it is proposed to issue securities in such exchange, had the right to appear;

4. Defendant shall forthwith issue to Plaintiff unrestricted and freely tradable shares of Defendant's Common Stock as set forth in the Stipulation, which shares shall be exempt from all provisions of the Securities Act pursuant to Section 3(a)(10) thereof;

5. Plaintiff may immediately resell all of the shares on the public markets without any restriction and without any registration under either the Securities Act or the Securities Exchange Act of 1934, as amended; the parties are not required to file a registration statement under Section 5 of the Securities Act, and the parties and their affiliates are not required to register as broker-dealer under Section 15 of the Exchange Act as a result of the acquisition, exchange or resale of the shares; and

6. The Court shall retain jurisdiction to enforce the terms of this Order by application or motion, and upon completion of the terms of the Stipulation, this action shall be dismissed with prejudice in its entirety.

IT IS SO ORDERED.

DATED: December _17_, 2015

Hon. Miranda Du
U.S. District Court Judge

Proposed order submitted by:

ROBERTSON, JOHNSON,
MILLER & WILLIAMSON
50 West Liberty Street, Suite 600
Reno, Nevada 89501

By: /s/ Jarrad C. Miller
Jarrad C. Miller, Esq.
Attorney for Plaintiff